Exhibit 99.1

WARNER MUSIC GROUP CORP. ELECTS SHELBY W. BONNIE

TO BOARD OF DIRECTORS

NEW YORK, November 7, 2005—Warner Music Group Corp. (NYSE: WMG) today announced the election of Shelby W. Bonnie to the company’s board of directors. Bonnie, 40, will serve as an independent director on WMG’s board and will sit on the audit committee.

Bonnie is Chairman and Chief Executive Officer of CNET Networks, Inc. (NASDAQ: CNET), a worldwide media company and creator of content environments for the interactive age, in categories including personal technology, games and entertainment, and business technology. Based in San Francisco with a strong international presence in the U.S., Asia and Europe, CNET Networks operates a portfolio of well-known brands.

“On behalf of Warner Music Group, we welcome Shelby Bonnie as an independent director on our board,” said Edgar Bronfman, Jr., Chairman and Chief Executive Officer of WMG. “As Warner Music Group continues to transform in order to seize the opportunities presented by new and rapidly expanding digital distribution platforms, Shelby’s experience founding and now leading a worldwide media company like CNET Networks makes him ideally suited to join our board.”

“Warner Music Group has been aggressive and early in integrating digital platforms across its organization,” said Bonnie. “I’m excited to apply the synergies from my background toward further fueling their success and thought leadership in the digital music space, and helping them deliver on their goals.”

Bonnie co-founded CNET Networks in 1993. Under his leadership, the company has pioneered multiple technological and creative developments that continue to shape the online content industry. In 2004, CNET Networks had revenue of nearly $300 million.

An early proponent of interactive marketing, including online advertising, Bonnie was Chairman of the Interactive Advertising Bureau from 2001 to 2004 and remains the bureau’s chairman emeritus and a member of the executive committee.

Prior to joining CNET Networks, Bonnie held positions at Tiger Management Corporation, a New York-based investment managing firm; Lynx Capital, a private equity fund; and Morgan Stanley’s mergers and acquisitions department. Bonnie earned a B.S. in Commerce from the University of Virginia and an M.B.A. from Harvard University. He resides in the San Francisco Bay Area with his wife and children.

About Warner Music Group

Warner Music Group (WMG) became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, East West, Elektra, Lava, Maverick, Nonesuch, Reprise, Rhino, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

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Contact:

Will Tanous

Warner Music Group

(212) 275-2244

will.tanous@wmg.com